NOTE EXTENSION AGREEMENT

THIS NOTE EXTENSION AGREEMENT (the “Agreement”) is made and entered into as of the _______, by and between Cityzenith Holdings Inc. (“Cityzenith”) and______(“Lender”).

BACKGROUND

Cityzenith and Lender entered into that certain Convertible Promissory Note dated _________(the “Note”) in the principal sum of _______($________).

Cityzenith and Lender would like to extend the Maturity Date for an additional three (3) years (through ______).

IN CONSIDERATION OF the mutual promises and covenants contained herein and for other good and valuable consideration the receipt and legal sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

The Maturity Date under the Note is hereby extended to ______ and shall automatically be extended for additional one (1) year terms thereafter unless Cityzenith is otherwise notified by Lender.  All of the other terms and conditions set forth in the Note remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

CITYZENITH HOLDINGS, INC.:LENDER:

CITYZENITH HOLDINGS, INC.,

a Delaware corporation

By:		By:
Name:	Michael Jansen	Name:
Title:	Chief Executive Officer	Title: